Exhibit 2.2



UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
- - - - - - - - - - - - - - - - - - -  - - - - - -  x
                                                    : Chapter-11
In re                                               :
                                                    : Case No. 04-13638 (RDD)
RCN CORPORATION, et al.,                            :
                 -- ---                             : (Jointly Administered)
                                       Debtors.     :
                                                    :
                                                    :
- - - - - - - - - - - - - - - - - - -  - - - - - -  x



                    FINDINGS OF FACT AND CONCLUSIONS OF LAW
               RELATING TO AND ORDER UNDER 11 U.S.C. SS. 1129(A)
               AND (B) AND FED. R. BANKR. P. 3020 CONFIRMING THE
                JOINT PLAN OF REORGANIZATION OF RCN CORPORATION
                           AND CERTAIN SUBSIDIARIES



                                   RECITALS
                                   --------

         A. RCN Corporation ("RCN") and certain of its direct and indirect subsidiaries, debtors and debtors-in-possession in the above-captioned cases (collectively, the "Debtors"), filed voluntary petitions in this Court for reorganization relief under chapter 11 of title 11 of the United States Code, as amended (the "Bankruptcy Code"). Specifically, RCN, TEC Air, Inc., RLH Property Corporation, RCN Finance, LLC and Hot Spots Productions, Inc. commenced their chapter 11 cases on May 27, 2004. RCN Cable TV of Chicago, Inc. commenced its chapter 11 case on August 5, 2004, and RCN Telecom Services of Virginia, Inc., RCN Entertainment, 2 Inc., 21st Century Telecom Services, Inc. and ON TV, Inc. commenced their chapter 11 cases on August 20, 2004.

         B. On October 12, 2004, the Debtors and the official committee of unsecured creditors (the "Creditors' Committee") filed the Joint Plan of Reorganization of RCN Corporation and Certain Subsidiaries (as subsequently amended, modified, or supplemented, the "Plan") and a related disclosure statement (the "Disclosure Statement") (Docket No. 293).(1)

         C. On October 13, 2004, this Court entered an order approving the Disclosure Statement as containing adequate information within the meaning of section 1125(a) of the Bankruptcy Code (Docket No. 296).

         D. Following the hearing to approve the Disclosure Statement held on October 12, 2004, the Court entered an order, among other things, (i) establishing solicitation, voting, and tabulation procedures and deadlines,
(ii) scheduling the hearing to consider confirmation of the Plan, and (iii) approving the form and manner of notice of the deadline for, and establishing deadlines and procedures for the filing and service of, objections to confirmation of the Plan (the "Solicitation Procedures Order") (Docket No.
297).

_________________

(1) Unless otherwise defined, capitalized terms used in this order (the "Order") shall have the meanings ascribed to them in the Plan. In addition, in accordance with Article I.A of the Plan, any term used in the Plan or this Order that is not defined in the Plan or this Order, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

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

         E. A confirmation hearing notice, the Disclosure Statement, the Plan, the Solicitation Procedures Order, and the appropriate ballots (or, in the case of nonvoting Classes, the appropriate notice of non-voting status) (collectively, the "Solicitation Package") were transmitted to all holders of Claims and Interests and other parties-in-interest in accordance with Fed. R. Bankr. P. 3017(d) and the Solicitation Procedures Order, as set forth in the certification of Jane Sullivan (the "Sullivan Solicitation Certification"), a Director of Financial Balloting Group LLC ("FBG"), the Debtors' solicitation agent (Docket No. 362).

         F. On October 15, 2004, a confirmation hearing notice was published in The Wall Street Journal, as set forth in the affidavit of publication of Mike Herley, the advertising clerk of The Wall Street Journal, (the "Publication Affidavit"). (Docket No. 417).

         G. The Debtors filed with the Court the Plan Supplement, dated November 19, 2004, containing certain documents and other information related to the Plan, as specified in the Plan (Docket No. 408).

         H. On December 3, 2004, the Debtors filed the declaration of Jane Sullivan (the "Sullivan Tabulation Declaration"), certifying the results of the


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

ballot and master ballot tabulation for the Classes of Claims and Interests voting to accept or reject the Plan. (Docket No. 463).

         I. On December 6, 2004, the Debtors filed the declaration of John Dubel (the "Dubel Declaration") (Docket No. 468), and on December 6, 2004, the Debtors filed the declaration of Timothy Coleman (the "Coleman Declaration") (Docket No. 469), each in support of confirmation of the Plan (collectively, the "Supporting Declarations").

         J. On December 6, 2004, the Debtors filed their Memorandum In Support Of Confirmation Of The Joint Plan of Reorganization Of RCN Corporation And Certain Subsidiaries (the "Confirmation Memorandum") (Docket No. 467).

         K. Pursuant to section 1128(a) of the Bankruptcy Code, the Court held a hearing on December 8, 2004 (the "Confirmation Hearing") to consider confirmation of the Plan.

         L. The objections to confirmation of the Plan filed by: (i) Debra K. Craig on Behalf of the RCN Savings and Stock Ownership Plan and its Participants and Beneficiaries (Docket No. 431), (ii) E! Entertainment (Docket No. 434), (iii) Scripps Networks, Inc. (Docket No. 436), (iv) Edward T. Joyce (Docket No. 438), (v) Merrill Lynch Trust Company FSB (Docket No. 440), and
(vi) National Cable Television Cooperative (Docket No. 445) have been withdrawn or resolved as stated on the record at the Confirmation Hearing.

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

         NOW, THEREFORE, based upon the Court's review of, among other things, the Plan, the Plan Supplement, the Disclosure Statement, the Solicitation Procedures Order, the Sullivan Solicitation Certification, the Publication Affidavit, the Sullivan Tabulation Declaration, the Supporting Declarations, the Confirmation Memorandum, all of the evidence proffered or adduced at, the objections filed in connection with, and the arguments of counsel made at, the Confirmation Hearing; and upon the record of the Disclosure Statement Hearing, Confirmation Hearing and all prior proceedings in these Chapter 11 Cases; and after due deliberation thereon; and good cause appearing therefor:


                    FINDINGS OF FACT AND CONCLUSIONS OF LAW
                    ---------------------------------------

IT IS HEREBY FOUND AND DETERMINED THAT(2)

         1. Exclusive Jurisdiction; Venue; Core Proceeding (28 U.S.C. sections 157(b)(2) and 1334(a)). This Court has jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C. sections 157 and 1334. Venue is proper pursuant to 28 U.S.C. sections 1408 and 1409. Confirmation of the Plan is a core proceeding under 28 U.S.C. section 157(b)(2), and this Court has exclusive jurisdiction to determine whether the Plan


________________

(2) Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Fed. R. Bankr. P. 7052.


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

complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

         2. Judicial Notice. This Court takes judicial notice of the docket of the Debtors' Chapter 11 Cases maintained by the Clerk of the Court and/or its dulyappointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and evidence and argument made, proffered or adduced at, the hearings held before the Court during the pendency of the Chapter 11 Cases.

         3. Outline Of Plan. In addition to Administrative Claims and Priority Tax Claims, which need not be designated, the Plan designates ten Classes of Claims and Interests. Under the Plan:

     o Holders of Other Priority Claims (Class 1), Bank Claims (Class 2), Other Secured Claims (Class 4), and Subsidiary General Unsecured Claims (Class 6) are Unimpaired, and thus are deemed to have accepted the Plan under section 1126(f) of the Bankruptcy Code;

     o Holders of Equity Interests (Class 8), Subordinated Claims (Class 9) and Warrants Interests (Class 10) are Impaired and are not entitled to receive any distribution under the Plan on account of their Claims or Interests, and thus are deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code;

     o Holders of Evergreen Claims (Class 3) and RCN General Unsecured Claims (Class 5) are Impaired and will receive distributions under the Plan, and thus had the right to vote to accept or reject the Plan. Holders of Preferred Interests (Class 7) are Impaired and are not entitled to receive any property or interests on account of such Interests. Holders of Preferred Interests that voted to accept the Plan, however, are entitled to

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

          receive their Pro Rata share of New Warrants if holders of RCN General Unsecured Claims voted to accept the Plan. Holders of Preferred Interests, therefore, were allowed to vote to accept or reject the Plan.

         4. Transmittal And Mailing Of Materials; Notice. The Solicitation Package was transmitted and served upon all interested parties in substantial compliance with the Solicitation Procedures Order and in compliance with the Bankruptcy Rules, and such transmittal and service were adequate and sufficient. Notice of the Confirmation Hearing and all deadlines in the Solicitation Procedures Order was given in compliance with the Bankruptcy Rules and the Solicitation Procedures Order and was good and sufficient in accordance with Fed. R. Bankr. P. 2002(b) and 3020(b)(2), and no other or further notice is required.

         5. Receipt And Tabulation Of Votes. The procedures employed by FBG to receive and tabulate Ballots from the holders of Claims or Interests in the voting Classes, as set forth in the Sullivan Tabulation Declaration, were proper and appropriate and in compliance with the Solicitation Procedures Order. As described in the Sullivan Tabulation Declaration:

     o 100% in amount and 100% in number of the Allowed Claims in Class 3 (Evergreen Claims) that voted on the Plan, accepted the Plan. Class 3 accepted the Plan;

     o 99.98% in amount and 99.72% in number of the Allowed Claims in Class 5 (RCN General Unsecured Claims) that voted on the Plan, accepted the Plan. Class 5 accepted the Plan; and

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

     o 100% in number of the Allowed Interests in Class 7 (Preferred Interests) that voted on the Plan, accepted the Plan. Class 7 accepted the Plan.

The Plan was accepted by the three Impaired Classes entitled or authorized to vote. The Debtors therefore obtained the requisite acceptances both in number and amount for confirmation of the Plan.

         6. Plan Compliance With Bankruptcy Code (11 U.S.C. section 1129(a)(1)). The Plan complies with the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, thereby satisfying 11 U.S.C.
section 1129(a)(1).

               (i) Proper Classification (11 U.S.C. sections 1122, 1123(a)(1)). In addition to Administrative Claims and Priority Tax Claims, which need not be designated, the Plan designates ten Classes of Claims and Interests. The Claims and Interests placed in each Class are substantially similar to other Claims or Interests, as the case may be, in each such Class, and such classification is therefore consistent with section 1122 of the Bankruptcy Code. Valid factual and legal reasons exist for the various Classes of Claims and Interests created under the Plan, and such Classes do not unfairly discriminate between or among holders of Claims or Interests. Specifically, valid factual and legal reasons exist for the separate classification of Claims in Classes 1, 2, 3, 4, 5, 6 and 9 and for the separate classification of Interests in Classes 7, 8 and 10. The Plan thus satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

               (ii) Specification Of Unimpaired Classes (11 U.S.C. section 1123(a)(2)). The Plan specifies that Classes 1, 2, 4 and 6 are Unimpaired under the Plan, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

               (iii) Specified Treatment Of Impaired Classes (11 U.S.C.
     section 1123(a)(3)). Article III.C of the Plan specifies the treatment


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

     of Impaired Classes 3, 5, 7, 8, 9 and 10, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

               (iv) No Discrimination (11 U.S.C. section 1123(a)(4)). The Plan provides for the same treatment for each Claim or Interest in each respective Class unless the holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

               (v) Implementation Of The Plan (11 U.S.C. section 1123(a)(5)). Article IV of the Plan provides adequate and proper means for implementation of the Plan, thereby satisfying section 1123(a)(5) of the Bankruptcy Code. Among other things, Article IV includes provisions relating to (i) entry by Reorganized RCN into the Exit Facility, (ii) the continued corporate existence of each of the Debtors, (iii) the execution and delivery of the corporate documents that will govern the Debtors, including, but not limited to, the Reorganized RCN Certificate of Incorporation and By-Laws, (iv) the cancellation of the Existing Securities and related agreements, (v) the authorization and issuance of (a) New Common Stock, (b) New Warrants and (c) the Convertible Second-Lien Notes, (vi) entry into the Convertible Second-Lien Notes Registration Rights Agreement and the New Common Stock Registration Rights Agreement (together, the "Registration Rights Agreements"), (vii) the revesting in the Reorganized Debtors, on the Effective Date, of the property of the Debtors' Estates not disposed of under the Plan, and (viii) the selection of the initial directors and officers for Reorganized RCN and each of the other Debtors. Other Articles of the Plan also set forth adequate means for the implementation of the Plan: Article V includes provisions regarding distributions under the Plan; Article VI provides the procedures for resolving disputed, contingent, and unliquidated Claims; Article IX includes provisions regarding securities to be issued in connection with the Plan; Article XII provides for the retention of jurisdiction by the Court over certain unresolved matters; and Article XIV provides for, among other things, the discharge of, and certain releases by and of, the Debtors and other parties-in-interest. Further, the Debtors will have sufficient Cash to make all payments required to be made on the Effective Date pursuant to the terms of the Plan.

               (vi) Nonvoting Equity Securities (11 U.S.C. section 1123(a)(6)). Pursuant to Article IV.B.1 of the Plan, and subject to such future amendment as is permitted by applicable law, the Reorganized RCN Certificate of Incorporation and By-laws filed with the Court as part of the Debtors' Plan Supplement prohibits the issuance of nonvoting equity securities, thereby satisfying section 1123(a)(6) of the Bankruptcy Code.

               (vii) Selection Of Officers And Directors (11 U.S.C.
     section 1123(a)(7)). The provisions of the Plan and the Reorganized RCN Certificate of Incorporation and By-laws regarding the manner of selection of officers and directors of the Debtors are consistent with the interests of Claim and Interest holders and with public policy, thereby satisfying section 1123(a)(7) of the Bankruptcy Code. Specifically, Article IV.E of the Plan provides that the initial board of directors of Reorganized RCN will consist of seven members, as selected by the Creditors' Committee; provided, however, D.E. Shaw Laminar Lending 2, Inc. ("Laminar") will have the right, but not the obligation, to nominate one qualified candidate for election as a director of Reorganized RCN so long as Laminar holds at least $25 million principal amount of outstanding Convertible Second-Lien Notes. The Creditors' Committee and Laminar identified, prior to the Confirmation Hearing, the members of the initial board of directors of Reorganized RCN. The members of the initial board of directors will serve until the expiration of their terms or their earlier resignation or removal in accordance with the Reorganized RCN Certificate of Incorporation and By-laws, as each may be amended from time to time.

               (viii) Impairment Of Classes (11 U.S.C. section 1123(b)(1)). In accordance with section 1123(b)(1) of the Bankruptcy Code, Articles II and III of the Plan impair and leave Unimpaired, as the case may be, each Class of Claims and Interests under the Plan.

               (ix) Assumption Of Executory Contracts And Unexpired Leases (11 U.S.C. section 1123(b)(2)). In accordance with section 1123(b)(2) of the Bankruptcy Code, Article VII.A of the Plan provides that, except as otherwise provided therein or in any contract, instrument, release, indenture, or other agreement or document


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

     entered into in connection with the Plan, as of the Effective Date, each of the Debtors will be deemed to have rejected each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms, (iii) was listed on the schedule of contracts to be assumed attached as Exhibit D to the Plan, or (iv) was the subject of a motion to assume filed on or before the deadline for voting to accept or reject the Plan. The Debtors' decision regarding the assumption or rejection of their executory contracts is based on, and is within, the sound business judgment of the Debtors, and is in the best interests of the Debtors, their Estates, and their Claim and Interest holders.

               (x) Retention, Enforcement, And Settlement Of Claims Held By The Debtors (11 U.S.C. section 1123(b)(3)). Pursuant to section 1123(b)(3) of the Bankruptcy Code, Article IV.G of the Plan provides that, except as otherwise provided in the Plan or this Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) any or all claims, right or causes of action, suits, and proceedings, whether in law or equity, whether known or unknown, that the Debtors or their Estates may hold against any Person or entity. The Reorganized Debtors or their successor(s) may pursue such retained claims, rights or causes of action, suits, or other proceedings as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

               (xi) Other Provisions Not Inconsistent With Title 11 (11 U.S.C. section 1123(b)(6)). In accordance with section 1123(b)(6) of the Bankruptcy Code, the Plan includes additional appropriate provisions that are not inconsistent with the applicable provisions of the Bankruptcy Code.

         7. Identification Of Plan Proponents (Fed. R. Bankr. P. 3016(a)). As required by Fed. R. Bankr. P. 3016(a), the Plan is dated and identifies the Plan proponents.


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

         8. Compliance With Bankruptcy Code (11 U.S.C. section 1129(a)(2)). The Debtors and Creditors' Committee have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code. Specifically:

               (i) Each of the Debtors filed a Chapter 11 petition pursuant to section 301 of the Bankruptcy Code. Each of the Debtors is a proper debtor under section 109 of the Bankruptcy Code.

               (ii) The Debtors and the Creditors' Committee are proper proponents of the Plan under section 1121(a) of the Bankruptcy Code.

               (iii) The Debtors complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Solicitation Procedures Order in transmitting the Solicitation Package and related documents and notices, and in soliciting and tabulating votes on the Plan.

               (iv) The Debtors, the Creditors' Committee and its members in their capacity as such, and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys, and other professionals have participated in "good faith" and in compliance with all applicable provisions of the Bankruptcy Code.

               (v) The Debtors have acted in accordance with all orders of the Court entered during these Chapter 11 Cases.

         9. Plan Proposed In Good Faith (11 U.S.C. section 1129(a)(3)). The Debtors and the Creditors' Committee have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. The Court has examined the totality of the circumstances surrounding the formulation of the Plan. Based on the evidence proffered or adduced at or prior


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to, or in declarations filed in connection with, the Confirmation Hearing, the Plan has been proposed with the legitimate and honest purpose of reorganizing the business affairs of the Debtors and maximizing the returns available to Claim and Interest holders. Consistent with the overriding purpose of Chapter 11 of the Bankruptcy Code, the Plan is designed to allow the Debtors to reorganize by providing the Reorganized Debtors with capital structures that will allow them sufficient liquidity and capital resources to satisfy their obligations, to fund necessary capital expenditures, and to otherwise conduct their businesses. Further, the Plan itself and the arms' length negotiations among the Debtors, the Creditors' Committee, and the Debtors' other constituencies, and their respective legal and financial advisors, leading to the Plan's formulation, as well as the overwhelming support of holders of Claims and Interests entitled or authorized to vote, provide independent evidence of the Debtors' and the Creditors' Committee's good faith in proposing the Plan.

         10. Payments For Services Or Costs And Expenses (11 U.S.C. section 1129(a)(4)). Any payment made or to be made by the Debtors, or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been approved by, or is subject to the approval of, the Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code. For example, all fees and expenses incurred by Professionals


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

appointed in the Chapter 11 Cases will be subject to the Court's final approval following the filing of final fee applications.

         11. Directors, Officers, And Insiders (11 U.S.C. section
1129(a)(5)). The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code. Specifically:

               (i) The Debtors have disclosed the identity and affiliations of the individuals proposed to serve, after confirmation of the Plan, as directors or officers of Reorganized RCN. The appointment or continuance of the proposed directors and officers is consistent with the interests of holders of Claims and Interests and public policy.

               (ii) The Debtors have disclosed the identity of any insiders who will be employed or retained by Reorganized RCN, and the nature of such persons' compensation.

         12. No Rate Changes (11 U.S.C. section 1129(a)(6)). The Debtors' Plan does not provide for any rate change that requires regulatory approval. Thus, Bankruptcy Code section 1129(a)(6) is not applicable to these Chapter 11 Cases.

         13. Best Interests Of Creditors Test (11 U.S.C. section
1129(a)(7)). The Plan satisfies section 1129(a)(7) of the Bankruptcy Code.
Specifically:

               (i) The Liquidation Analysis annexed to the Disclosure Statement as Exhibit C and the other evidence related thereto that was proffered or adduced at or prior to, or in declarations filed in connection with, the Confirmation Hearing have not been controverted by other evidence. The methodology used and assumptions made in the Liquidation Analysis, as supplemented by the evidence proffered or adduced at or prior to, or in declarations filed in connection with, the Confirmation Hearing, are reasonable.

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

               (ii) Each holder of a Claim or Interest in each Impaired Class either has accepted the Plan or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on such date. No Class has made an election under section 1111(b)(2) of the Bankruptcy Code.

         14. Acceptance By Certain Classes (11 U.S.C. section 1129(a)(8)). Classes 1, 2, 4, and 6 are Classes of Unimpaired Claims that are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Classes 3, 5 and 7 are Classes of Claims or Interests that have voted to accept the Plan in accordance with the Plan and sections 1126(c) and (d) of the Bankruptcy Code. Classes 8 through 10 are not entitled to receive or retain any property or interests under the Plan on account of their Claims or Interests and, accordingly, are deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code. The Debtors and the Creditors' Committee, as co-proponents of the Plan, have thus requested that the Court confirm the Plan notwithstanding that the requirements of section 1129(a)(8) of the Bankruptcy Code have not been satisfied.

         15. Treatment Of Administrative And Priority Claims (11 U.S.C.
section 1129(a)(9)). The treatment of Administrative Claims under Article II.A of the Plan satisfies the requirements of section 1129(a)(9)(A) of the Bankruptcy Code, the treatment of Other Priority Claims under Article III.C.1 of the Plan satisfies the requirements of section 1129(a)(9)(B) of the Bankruptcy Code, and the treatment of

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


Priority Tax Claims under Article II.B of the Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code.

         16. Acceptance By Impaired Classes (11 U.S.C. section 1129(a)(10)). As set forth in the Sullivan Tabulation Declaration and as reflected in the record of the Confirmation Hearing, at least one Class of Claims or Interests that is Impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider of the Debtors holding a Claim or Interest in such Class, thereby satisfying section 1129(a)(10) of the Bankruptcy Code.

         17. Feasibility (11 U.S.C. section 1129(a)(11)). Based upon the evidence proffered or adduced at or prior to, or in declarations filed in connection with, the Confirmation Hearing, confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtors or any successor to the Reorganized Debtors, thereby satisfying section 1129(a)(11) of the Bankruptcy Code.

         18. Payment Of Fees (11 U.S.C. section 1129(a)(12)). All fees payable under 28 U.S.C. section 1930 have been paid or will be paid as Administrative Claims on or prior to the Effective Date pursuant to Article XIV.A.1 of the Plan, thereby satisfying section 1129(a)(12) of the Bankruptcy Code.

         19. Continuation of Retiree Benefits (11 U.S.C. section 1129
(a)(13). The Debtors maintain no retiree benefit plans. Accordingly, section 1129(a)(13) of the

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

Bankruptcy Code, which requires, among other things, continuation of any such benefits, is satisfied.

         20. No Unfair Discrimination; Fair And Equitable (11 U.S.C.
section 1129(b)). The Plan may be confirmed notwithstanding the failure of the Plan to satisfy section 1129(a)(8) of the Bankruptcy Code due to the deemed rejection of the Plan by Classes 8, 9 and 10.

               (i) The Plan is predicated on, among other things, agreement to the terms of the Debtors' restructuring between and among the Debtors, the Creditors' Committee and the holders of RCN General Unsecured Claims (Class 5). Holders of RCN General Unsecured Claims are entitled to 100% of the value of Reorganized RCN. Since holders of RCN General Unsecured Claims will not be paid in full under the Plan, absent the willingness of the holders of RCN General Unsecured Claims to make a voluntary allocation of value to the holders of Preferred Interests (Class 7) and Equity Interest (Class 8), the holders of Preferred Interests and Equity Interests would not be entitled to, and would not receive, any distribution from the Debtors under the Plan on account of their Interests in the Debtors. Nevertheless, by voting to accept the Plan, the holders of RCN General Unsecured Claims have agreed to provide to the holders of Preferred Interests (if such holders of Preferred Interests vote in favor of the Plan) and Equity Interests, a portion of the Debtors' and Reorganized Debtors' enterprise value that the holders of RCN General Unsecured Claims otherwise would be entitled to receive.

               (ii) As a result of the foregoing, holders of Class 7 Preferred Interests and Class 8 Equity Interests will be receiving a distribution under the Plan despite being of lesser priority than holders of Class 5 RCN General Unsecured Claims and despite the fact that the holders of Class 5 RCN General Unsecured Claims are receiving less than 100% of their Allowed Claims. Nevertheless, the Plan does not unfairly discriminate against any other Class, including Class 9 Subordinated Claims which will receive no distributions under the Plan, and is "fair and equitable" with respect to all such Classes because, as described above, the distributions to Class 7 and Class 8 are based on the agreement of holders of RCN General Unsecured Claims to voluntarily allocate a portion of the value that they would otherwise receive to Class 7 and Class 8. The distribution to Class 7 and Class 8 is a permissible allocation of value by the holders of RCN General Unsecured Claims of a portion of the distribution to which they would otherwise be entitled.

               (iii) In addition, holders of Class 8 Equity Interests will be receiving a distribution under the Plan despite being of lesser priority than holders of Class 7 Preferred Interests. Nevertheless, the Plan does not unfairly discriminate against Class 7 and is "fair and equitable" with respect to such Class because, as described above, the distribution to Class 8 is based on the agreement of holders of RCN General Unsecured Claims to voluntarily allocate a portion of the value that they would otherwise receive to Class 8. The distribution to Class 8 is a permissible allocation of value by the holders of RCN General Unsecured Claims of a portion of the distribution to which they would otherwise be entitled.

               (iv) Classes 9 and 10 will receive no distributions under the Plan. The Subordinated Claims and Warrant Interests in these Classes, however, are the lowest priority in the Debtors' capital structure. The treatment of these Classes therefore complies with the absolute priority rule of section 1129(b) of the Bankruptcy Code.

         21. Principal Purpose Of Plan (11 U.S.C. section 1129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933 (15 U.S.C. section 77e), and no governmental entity has filed any objection asserting such avoidance.

         22. Good Faith Solicitation; Good Faith Sale Of Securities (11 U.S.C. section 1125(e)). The Debtors, the Creditors' Committee, and its members in their capacity as such, and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys, and other professionals, through their participation in the negotiation and preparation of the Plan and the Disclosure Statement and their efforts to confirm the Plan, have solicited acceptances of the Plan in good faith and in compliance with applicable provisions of the Bankruptcy Code. The Debtors, the Creditors' Committee, and the holders of Claims or Interests receiving any of the New Common Stock, New Warrants, and Convertible Second-Lien Notes (collectively, the "New Securities") and their respective agents, representatives, attorneys, and other advisors, have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, sale, issuance, and purchase of the New Securities and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Article XIV.I of the Plan.

         23. Objections. All objections to confirmation filed with the Court have been withdrawn or settled as set forth on the Record of the Confirmation Hearing, in the Plan and/or this Order.

         24. Exemption From Securities Laws and Registration and Related Matters (11 U.S.C. section 1145(a)).

               (i) The issuance and distribution of the New Securities have been duly authorized, and when issued as provided in the Plan, will be validly issued, fully paid, and nonassessable. The offer and sale of the New Common Stock and New Warrants are in exchange for Claims against or Interests in the Debtors, or principally in such exchange and partly for cash or property, within the meaning of section 1145(a)(1) of the Bankruptcy Code. In addition, under section 1145 of the Bankruptcy Code, to the extent, if any, that the above-listed items constitute "securities," (a) the offering of such items is exempt, and the issuance and distribution of such items will be exempt, from Section 5 of the Securities Act and any state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities and (b) all of the above-described items will be freely tradeable by the recipients thereof, subject to
     (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(11) of the Securities Act, and compliance with any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such securities or instruments, and (ii) the restrictions, if any, on the transferability set forth in such securities and instruments.

               (ii) Pursuant to Section 4(2) of the Securities Act, the issuance of the Convertible Second-Lien Notes will be exempt from registration under the Securities Act. The distribution of the Convertible Second-Lien Notes pursuant to the Convertible Second- Lien Notes Documents (as defined below), complies with applicable law, including, but not limited to, the Trust Indenture Act. 15 U.S.C. sections 77aaa, et al.

         25. Transfers Of Property. The revesting, on the Effective Date, of all of the property of the Debtors' Estates in the Reorganized Debtors
(a) is a legal, valid, and effective transfer of property, (b) vests the Reorganized Debtors with good title to such property free and clear of all Claims and Interests, except as expressly provided in the Plan or this Order, (c) does not constitute an avoidable transfer under the Bankruptcy Code or under applicable nonbankruptcy law, and (d) does not and shall not subject the Reorganized Debtors to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law. No property of the Debtors' Estates is being, or should be deemed to be, abandoned pursuant to section 554 of the Bankruptcy Code or otherwise. The transfers of property to holders of Claims and Interests under the Plan are for good consideration and value.

         26. Injunctions; Releases. (a) The Court has jurisdiction under sections 1334(a) and (b) of title 28 of the United States Code to approve the injunctions and releases set forth in Articles XIV.F, XIV.G and XIV.H of the Plan. In addition, sections 105, 524, and 1141 of the Bankruptcy Code permit issuance of the injunction and approval of the releases set forth in Articles XIV.F, XIV.G and XIV. H of the Plan, as modified. Such provisions are essential to the formulation and implementation of the Plan and the restructuring of the RCN corporate group as provided in section 1123(a)(5) of the Bankruptcy Code, confer material benefits on the Debtors' Estates, and are in the best interests of the Debtors, their Estates, their Claim and Interest holders, and the Reorganized Debtors.

               (b) Based upon the record of these Chapter 11 Cases and the evidence proffered or adduced at or prior to, or in declarations filed in connection with, the Confirmation Hearing, the Court finds that the injunction and releases set forth in Articles XIV.F, XIV.G and XIV.H of the Plan, as modified, which are unopposed, are consistent with sections 105, 524, 1123, 1129, and 1141 of the Bankruptcy Code. The Court also finds and concludes that all parties released under the Plan have provided valuable consideration to the Debtors' Estates in exchange for such releases and would not have provided such consideration absent such releases.

         27. Modifications. Prior to or at the Confirmation Hearing, in accordance with section 1127 of the Bankruptcy Code and Fed. R. Bankr. P. 3019, the Debtors proposed certain modifications to the Plan, as described in paragraph 45 below (collectively, the "Plan Modifications"). The Debtors' form and manner of notice of the Plan Modifications was good and sufficient under the particular circumstances and no other or further notice of the Plan Modifications is or shall be required. The Plan Modifications do not (a) adversely affect the classification or treatment of holders of Claims and Interests, (b) constitute material modifications of the Plan under section 1127 of the Bankruptcy Code, (c) cause the Plan to fail to satisfy the requirements of sections 1122, 1123, and 1129 of the Bankruptcy Code, or (d) require the resolicitation of acceptances or rejections of the Plan from any party or require that any party be afforded an opportunity to change its previously cast acceptance or rejection of the Plan.

         28. No Liquidation. The Plan does not provide for the liquidation of all or substantially all of the property of the Debtors.

         29. Condition To Confirmation. The condition to Confirmation of the Plan set forth in Article X.A of the Plan has been satisfied before the Confirmation Date.

         30. Retention Of Jurisdiction. The Court will retain jurisdiction over the matters set forth in Article XII of the Plan.

         31. Waiver Of Fed. R. Bankr. P. 3020(e). The stay contemplated by Fed. R. Bankr. P. 3020(e) shall not apply to this Order.

                                  DECREES
                                  -------

         NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT,

         32. Confirmation. The Plan, a copy of which is annexed hereto as Exhibit A, is hereby confirmed under section 1129 of the Bankruptcy Code and all parties-in-interest are authorized and empowered, or enjoined, as the case may be, to act in accordance with its terms. All acceptances and rejections previously cast for or against the Plan are hereby deemed to constitute acceptances or rejections of the Plan as modified hereby. The terms of the Plan and the exhibits thereto, including, without limitation, the exhibits contained in the Plan Supplement (including any nonmaterial amendments, modifications, or supplements thereof at any time prior to the Effective Date as may be agreed upon by the Debtors and the Creditors' Committee), are incorporated by reference into and are an integral part of the Plan and this Order.

         33. Objections. Each of the objections to Confirmation of the Plan either has been withdrawn, waived, or settled. To the extent, if any, that pleadings or letters filed by individuals or entities constitute objections to Confirmation of the Plan, they also have been withdrawn, waived, or settled.

         34. Provisions Of Plan And Confirmation Order Nonseverable And Mutually Dependent. The provisions of the Plan and this Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent.

         35. Good Faith Solicitation And Distribution. The Debtors, the Creditors' Committee, and its members in their capacity as such, and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys and other professionals, have, and upon confirmation of the Plan shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. In addition, the Debtors, each member of the Creditors' Committee, and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys and other professionals, have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with respect to the distribution of the New Securities under the Plan, and, accordingly, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

         36. Plan Classification Controlling. The classification of Claims and Interests for purposes of the distributions to be made under the Plan is governed solely by the terms of the Plan. The classifications set forth on the Ballots tendered to or returned by holders of Claims and Interest of the Debtors in connection with voting on the Plan (a) were set forth thereon solely for purposes of voting on the acceptance or rejection of the Plan and tabulation of such votes, (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims and Interests under the terms of the Plan for distribution purposes, and (c) may not be relied upon by any holder of Claims or Interests as actually representing the actual classification of such Claims and Interests under the terms of the Plan for distribution purposes.

         37. Executory Contracts. As of the Effective Date, all executory contracts or unexpired leases assumed by the Debtors during these Chapter 11 Cases or under the Plan shall be assigned and transferred to, and remain in full force and effect for the benefit of, the Reorganized Debtors notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables or requires termination of such contract or lease.

         38. Binding Effect; Discharge. (a) Pursuant to section 1141 of the Bankruptcy Code, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as expressly provided in the Plan or this Order, the provisions of the Plan (including the exhibits to, and all documents and agreements executed pursuant to, the Plan) and the Confirmation Order shall be binding on (i) the Debtors, (ii) the Reorganized Debtors, (iii) all holders of Claims against and Interests in any of the Debtors, whether or not Impaired under the Plan and whether or not, if Impaired, such holders accepted, rejected, or are deemed to have accepted or rejected the Plan, (iv) each Person acquiring property under the Plan, (v) all non-Debtor parties to executory contracts and unexpired leases with any of the Debtors, (vi) all entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan or herein, and (vii) each of the foregoing's respective heirs, successors, assigns, trustees, executors, administrators, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, or guardians, if any (the Persons and entities described in clauses (i) through (vii), collectively, the "Bound Parties").

         (b) Except as otherwise expressly provided in the Plan or this Order and subject only to the occurrence of the Effective Date, the Debtors are hereby discharged and released from all Claims against, liens on (including, without limitation, all liens held by the holders of the Evergreen Claims) (collectively, the

"Liens"), and Interests in each of the Debtors, their assets, and their properties, arising at any time before the entry of this Order, regardless of whether a proof of Claim or proof of Interest therefor was filed, whether the Claim or Interest is Allowed, or whether the holder thereof voted to accept the Plan or is entitled to receive a distribution thereunder. Subject to the occurrence of the Effective Date, any holder of such a discharged Claim, Liens, or Interest shall be precluded from asserting against the Debtors or Reorganized Debtors or any of their assets or properties, any other or further Claim or Interest based on any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the date of this Order.

         39. Injunctions; Stays. (a) The commencement or continuation of any action or the employment of process with respect to any Claim, Interest, Lien or debt discharged under the Plan, or any act to collect, recover, or offset any Claim or Interest discharged under the Plan as a personal liability of the Debtors, or from properties of the Debtors, shall be, and hereby are, forever enjoined. Except as otherwise expressly provided in the Plan or this Order, all entities who have held, hold, or may hold Claims against or Interests or Liens in the Debtors shall be permanently enjoined, on and after the date of this Order, subject to the occurrence of the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind against the Debtors or their property with respect to any such Claim, Lien, or Interest, (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors on account of any such Claim, Lien, or Interest, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim, Lien, or Interest, and (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim, Lien, or Interest. The foregoing injunction shall extend to successors of the Debtors (including, but not limited to, the Reorganized Debtors) and their respective properties and interests in property.

         (b) In accordance with Article XIV.L of the Plan, unless otherwise provided in the Plan or in this Order, all injunctions or stays in effect in the Debtors' Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or any order of this Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or this Order), shall remain in full force and effect until the Effective Date. From and after the Effective Date, all injunctions or stays contained in the Plan or this Order shall remain in full force and effect in accordance with their terms.

         40. Releases. All discharges, releases, injunctions, and exculpations provided for in the Plan, including those described in Articles XIV.F, XIV.G, and XIV.H of the Plan, as modified, are fair, equitable, reasonable, and in the best interests of the Debtors, their Estates, their Claim and Interest holders, and the Reorganized Debtors, and are hereby approved as an essential part of the Plan. Except as otherwise expressly provided in the Plan or in this Order, subject to the occurrence of the Effective Date, such discharges, releases, injunctions, and exculpations shall be, and they hereby are, effective and binding on the Bound Parties.

         41. Revesting Of Property. In accordance with Article IV.F of the Plan, and except as otherwise expressly provided in the Plan, including, but not limited to, Article III thereof, or this Order, the property of each Debtor's Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the applicable Reorganized Debtor on the Effective Date. No property of the Debtors' Estate is being, or should be deemed to be, abandoned pursuant to section 554 of the Bankruptcy Code or otherwise. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and this Court. As of the Effective Date, all property of the Reorganized Debtors shall be free and clear of all Claims, encumbrances, Interests, charges, and Liens except as specifically provided in the

Plan or this Order. Without limiting the generality of the foregoing, the Reorganized Debtors may, without application to or approval by the Court, pay professional fees and expenses incurred after the Confirmation Date.

         42. Intercompany Claims and Interests. The treatment of
Intercompany Claims and Interests in non-Debtor affiliates as set forth in the Plan and the Plan Supplement, and as modified hereby, is approved in its entirety.

         43. Approval Of Initial Officers, Directors. (a) Pursuant to
section 1129(a)(5)(A)(ii) of the Bankruptcy Code, the Court approves as consistent with the interests of holders of Claims and Interest and with public policy the selection, election, and/or continuance, as the case may be, of the individuals designated by the Creditors' Committee and Laminar and identified by the Debtors as officers or directors of Reorganized RCN; provided, however, that nothing set forth herein shall prevent any of the foregoing individuals from resigning as an officer or director without further order of the Court.

         (b) Without further event or action by any Person (other than the occurrence of the Effective Date), each of the individuals referred to above may become or continue as a director of Reorganized RCN. On the Effective Date (a) the terms of the current members of the board of directors of RCN shall expire and the members thereof who are not continuing as directors of Reorganized RCN shall cease to serve in such capacity and (b) the operation of Reorganized RCN shall become the general responsibility of the board of directors of Reorganized RCN, subject to, and in accordance with, the Reorganized RCN Certificate of Incorporation and By-Laws, which are hereby approved.

         44. Securities Distribution Date. The Securities Distribution Date for purposes of all distributions to be made under the Plan shall be the first date distributions are made to holders of Senior Notes, Preferred Stock and Common Stock under the Plan.

         45. Plan Modifications. At the request of the Debtors, the Plan is hereby modified pursuant to 11 U.S.C. section 1127(a) as follows:

               (i) Article III is modified by deleting Article III.F in its entirety and inserting in its place the following (new language is underlined):

     F. Intercompany Claims

               On the Effective Date, all net Claims (taking into account any setoffs) between and among the Debtors or between one or more Debtors and a non-Debtor affiliate shall, at the election of the applicable Debtor-obligor, with the consent of the Creditors' Committee, be either (i) reinstated, (ii) released, waived and discharged or (iii) contributed to, or dividended to, the capital of the obligor corporation. Any such Claims to be reinstated are set forth in a schedule of Intercompany Claims contained in the Plan Supplement. The Debtors are authorized to set off any Claims between and among the Debtors or between and among one or more Debtors and a non-Debtor affiliate.

               (ii) Article IV.E is modified by deleting the third sentence of the paragraph and inserting the following at the end of the second sentence:

     provided, however, that as long as D.E. Shaw Laminar Lending 2, Inc. ("Laminar") beneficially owns at least $25,000,000 of the outstanding aggregate principal amount of the Convertible Second-Lien Notes, Reorganized RCN will nominate, and use its best efforts to have elected to the board of Reorganized RCN, one individual designated by Laminar. In addition, as long as Laminar is entitled to elect a board member, Laminar shall be entitled to fill any vacancy created by the death, disability, retirement or removal (with or without cause) of the Laminar board member.

               (iii) Article XIV of Plan is modified by inserting the following

Article XIV.I immediately following Article XIV.H:

     I. Limitations on Scope of Director, Officer, Employee and Other Third Party Releases

               Notwithstanding Article XIV.H of the Plan or any provision in any documents incorporating or implementing in any manner such Article to the contrary, (i) nothing in the Plan and the transactions approved hereby is intended to, or shall release any non-Debtor from any liabilities or obligations to the United States of America or its agencies or subdivisions (the "United States"), nor shall it enjoin or bar any claim by the United States against any non-Debtor, and (ii) solely as to non-Debtors, the Plan shall in no way affect (a) the agreement reached between RCN Telecom Services, Inc. and Newport Associates Development Company in settlement of certain litigation in the New Jersey Superior Court, Hudson County, Law Division, captioned Newport Associates Development Company v. RCN Telecom Services, Inc., et al., Docket No. HUD-L-4407-02, and consolidated with Docket No. HUD-L-4810-02, as such settlement agreement was read into the record of the trial court on July 22, 2004, (b) the License Agreement dated as of July 30, 2004, by and between RCN Telecom Services, Inc. and Newport Associates Development Company, and/or (c) the rights and obligations of the parties (other than the Debtors), or any successor parties, to (a) and (b) above.

     Notwithstanding any provision in the Plan or any provision in any documents incorporating or implementing in any manner the Plan to the contrary, no current or former directors, officers, employees, partners, members, or managers of the Debtors (collectively, the "Third-Party Releasees") shall be released from, and there shall be no injunction with respect to, (i) any claim against a non-Debtor arising from such Third-Party Releasees' alleged breach of fiduciary duty arising under, or as a consequence of, the Employee Retirement Income Security Act of 1974, as amended, ("ERISA"), and asserted by the claimants in each of those actions captioned Craig v. Filipowicz, et al., Case No. 1:04-CV-07875
     (JSR) (S.D.N.Y.), Thomas v. McCourt, et al., Case No. 3:04-CV-05068
     (SRC) (D.N.J.), Maguire v. Filipowicz, et al., Case No. 1:04-CV-08454
     (JSR) (S.D.N.Y.), and Hill v. McCourt, et al., Case No. 3:04-CV-05368
     (SRC) (D.N.J.), in each case relating to the RCN Savings and Stock Ownership Plan (the "ESOP"); (ii) any claim asserted against a non-Debtor by (a) any ERISA fiduciaries of the ESOP or (b) any other defendant named in any of the suits identified in item (i) of this paragraph or in any other suit raising similar claims, including, but not limited to, (y) claims against a non-Debtor for indemnity or contribution and (z) claims against a non-Debtor asserted by Merrill Lynch Trust Company FSB; or (iii) any claim against a non-Debtor asserted by Edward T. Joyce relating in any way to the acquisition of 21st Century Telecom Group, Inc. Notwithstanding any provisions of the Plan, nothing in the Plan shall in any way limit or abrogate any available insurance coverage or rights to recover insurance proceeds available to pay any claims for the settlement or satisfaction of a judgment.

         46. Additional Modifications. Without the need for a further order or authorization of this Court, but subject to the express provisions of this Order, the Debtors, with the prior written consent of the Creditors' Committee, shall be authorized and empowered to make non-material modifications to the documents filed with the Court, including the documents included in the Plan Supplement or forming part of the evidentiary record at the Confirmation Hearing, in their reasonable business judgment as may be necessary. Further, following entry of this Order, the Debtors shall be authorized, with prior written consent of the Creditors' Committee and upon further order of the Bankruptcy Court, to alter, amend, or modify the Plan 34 in accordance with section 1127(b) of the Bankruptcy Code, or to remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

         47. General Authorizations. Pursuant to section 1142(b) of the Bankruptcy Code and the terms of the Plan, each of the Debtors and the Reorganized Debtors, as the case may be, and any officer thereof, are authorized without the need for further shareholder or Court approval to execute and deliver, and take such action as is necessary to effectuate the terms of, implement, or further evidence the contracts, instruments, securities, and other agreements and documents contemplated by the Plan and the terms and conditions of the Plan, including, without limitation, to:

               (i) issue, execute, deliver, file, and record any documents, Court papers, or pleadings, and to take any and all actions as may be necessary or desirable to implement, effect, or consummate the transactions contemplated by the Plan, whether or not specifically referred to in the Plan or related documents and without further application to or order of the Court;

               (ii) issue the securities, instruments, and other interests contemplated by the Plan, including, but not limited to, the New Common Stock and New Warrants, all as described in the Plan and the exhibits thereto, which issuance shall be exempt under section 1145 of the Bankruptcy Code from the registration requirements of the Securities Act and any similar state or local law;

               (iii) issue the Convertible Second-Lien Notes, which issuance shall be exempt under Section 4(2) of the Securities Act from registration under the Securities Act and any similar state or local law.

               (iv) file with the appropriate Secretar(ies) of State the Reorganized RCN certificate of incorporation, substantially in the form previously filed with the Court in the Plan Supplement; and

               (v) ratify the by-laws of Reorganized RCN substantially in the form previously filed with the Court in the Plan Supplement.

         48. Authorizations Relating To The First-Lien Credit Facility.

               (i) The execution, delivery and performance of the First-Lien Credit Agreement (as defined in Exhibit 6 to the Plan Supplement), and all documents, instruments, and agreements contemplated by the First-Lien Credit Agreement, including, but not limited to, the pledge agreement, the security agreement and the mortgages (collectively, the "First-Lien Credit Facility Documents"), are hereby approved.

               (ii) The Reorganized Debtors are hereby authorized and directed to execute such other documents as the applicable Reorganized Debtor and the applicable lender may reasonably require in order to effectuate the financing contemplated by the First-Lien Credit Agreement (the "First-Lien Credit Facility").

               (iii) The Debtors and Reorganized Debtors are hereby authorized and directed to grant to the lenders under the First-Lien Credit Agreement or other appropriate party valid, binding, enforceable and perfected security interests in and liens upon all collateral specified in the First-Lien Credit Facility Documents to secure all of the obligations under or in connection with the First-Lien Credit Facility. Each document, instrument, and agreement executed in connection with the First-Lien Credit Facility Documents shall constitute legal, valid, binding and authorized obligations of the respective parties thereto, enforceable in accordance with their terms. The security interests and liens granted pursuant to, or in connection with, the First-Lien Credit Facility Documents (and all documents, instruments and agreements related thereto and annexes, exhibits and schedules appended thereto) shall constitute, as of the Effective Date, legal, valid and duly perfected first priority liens and security interests in and to the collateral specified therein, subject only, where applicable, to the pre-existing liens and security interests specified or permitted in the First-Lien Credit Facility Documents.

               (iv) The Debtors and Reorganized Debtors, and any other persons granting such liens and security interests, are authorized and directed to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such liens and security interests under the provisions of state, provincial, federal, or other law (whether foreign or domestic) that would be applicable in the absence of this Confirmation Order, and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties.

               (v) Based upon the record of these Chapter 11 Cases, the security interests to be granted by the Debtors and/or Reorganized Debtors pursuant to, or in connection with, the First-Lien Credit Facility Documents do not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any federal or state law.

         49. Authorizations Relating To The Convertible Second-Lien Notes.

               (i) The execution, delivery and performance of all documents and agreements relating to the Convertible Second-Lien Notes, including, but not limited to, the purchase agreement, the indenture, the pledge agreement and the security agreement (collectively, the "Convertible Second-Lien Notes Documents"), are hereby approved.

               (ii) The Reorganized Debtors are hereby authorized and directed to execute such other documents as the applicable Reorganized Debtor and the purchasers of the Convertible Second-Lien Notes (the "Purchasers") may reasonably require in order to effectuate the issuance thereof.

               (iii) The Debtors and Reorganized Debtors are hereby authorized and directed to grant the Purchasers of the Convertible Second-Lien Notes or other appropriate party valid, binding, enforceable and perfected security interests in and liens upon all collateral specified in the Convertible Second-Lien Notes Docu-ments to secure all of the obligations under or in connection with the Convertible Second-Lien Notes. Each document, instrument, and agreement executed in connection with the Convertible Second-Lien Notes Documents shall constitute legal, valid, binding and authorized obligations of the respective parties thereto, enforceable in accordance with their terms. The security interests and liens granted pursuant to, or in connection with, the Convertible Second-Lien Notes Documents (and all documents, instruments and agreements related thereto and annexes, exhibits and schedules appended thereto) shall constitute, as of the Effective Date, legal, valid and duly perfected second priority liens and security interests in and to the collateral specified therein, subject only to (i) the first-priority liens and security interests specified in the First-Lien Credit Facility Documents or the documents, instruments or agreements contemplated thereby, and (ii) the terms and conditions of the intercreditor agreement between RCN and the collateral agents under each of the First-Lien Credit Agreement, the Convertible Second-Lien Notes, and the New Evergreen Credit Agreement (the "Intercreditor Agreement").

               (iv) The Debtors or Reorganized Debtors, and any other persons granting such liens and security interests, are authorized and directed to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such liens and security interests under the provisions of state, provincial, federal, or other law (whether foreign or domestic) that would be applicable in the absence of this Confirmation Order, and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties.

               (v) Based upon the record of these Chapter 11 Cases, the security interests to be granted by the Debtors and/or Reorganized Debtors pursuant to, or in connection with, the Convertible Second-Lien Notes Documents do not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any federal or state law.

         50. Authorizations Relating To The New Evergreen Credit Facility.

               (i) The execution, delivery and performance of all documents and agreements relating to the New Evergreen Credit Agreement (as defined in Exhibit 5 to the Plan Supplement), and all documents, instruments and agreements contemplated by the New Evergreen Credit Agreement, including but not limited to, the pledge agreement, security agreement and subsidiary guarantee (collectively, the "New Evergreen Credit Facility Documents"), are hereby approved.

               (ii) The Reorganized Debtors are hereby authorized and directed to execute such other documents as the applicable Reorganized Debtor and the applicable lender parties may reasonably require in order to effectuate the financing contemplated by the New Evergreen Credit Agreement (the "New Evergreen Credit Facility").

               (iii) The Debtors and Reorganized Debtors are hereby authorized and directed to grant to the lenders under the New Evergreen Credit Agreement or other appropriate party valid, binding, enforceable and perfected security interests in and liens upon all collateral specified in the New Evergreen Credit Facility Documents to secure all of the obligations under or in connection with the New Evergreen Credit Facility. Each document, instrument, and agreement executed in connection with the New Evergreen Credit Facility Documents shall constitute legal, valid, binding and authorized obligations of the respective parties thereto, enforceable in accordance with their terms. The security interests and liens granted pursuant to, or in connection with, the New Evergreen Credit Facility Documents (and all documents, instruments and agreements related thereto and annexes, exhibits and schedules appended thereto) shall constitute, as of the Effective Date, legal, valid and duly perfected third priority liens and security interests in and to the collateral specified therein, subject only to (i) the first-priority liens and security interests specified in the First-Lien Credit Facility Documents or the documents, instruments or agreements contemplated thereby, (ii) the second-priority liens and security interests specified in the Convertible Second-Lien Notes Documents or the documents, instruments or agreements contemplated thereby and (iii) the terms and conditions of the Intercreditor Agreement.

               (iv) The Debtors and Reorganized Debtors, and any other persons granting such liens and security interests, are authorized and directed to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such liens and security interests under the provisions of state, provincial, federal, or other law (whether foreign or domestic) that would be applicable in the absence of this Confirmation Order, and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties.

               (v) Based upon the record of these Chapter 11 Cases, the security interests to be granted by the Debtors and/or Reorganized Debtors pursuant to, or in connection with, the New Evergreen Credit Facility Documents do not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any federal or state law.

         51. Matters Relating to Chicago Settlement. In aid of implementation of Article X.B.7 of the Plan, which provides that as a condition precedent to the occurrence of the Effective Date of the Plan with respect to RCN Cable TV of Chicago, Inc. and 21st Century Telecom Services, Inc. (collectively, the "Chicago Debtors"), the Claims of Chicago Access Corporation (the "CAC') and the City of Chicago shall have been resolved by way of litigation or otherwise with the consent of the Creditors' Committee, the Effective Date of the Plan with respect to the Chicago Debtors only shall occur upon the later of (i) the effective date of that certain Release and Settlement Agreement among RCN Cable TV of Chicago, Inc. ("RCN-Chicago"), RCN, and the City of Chicago dated November 12, 2004 or (ii) the effective date of any settlement agreement between RCN-Chicago and/or RCN, on the one hand, and the CAC, on the other hand, provided that such settlement agreement shall have been reached with the consent of the Creditors' Committee.

         52. Matters Relating to the Scripps Settlement. Notwithstanding anything in this Order or the Plan to the contrary, all rights of Scripps Networks, Inc., a/k/a Home and Garden Television, a/k/a HGTV, under any assumed contract relating to HGTV ("HGTV Contract"), and the rights of any other party to such HGTV Contract related to such contract, are all expressly preserved, including but not limited to rights to collect prepetition amounts or to enforce, by any contractually permissible means, default provisions, and such rights will continue to exist following the Effective Date of the Plan; provided, however, that no cure claim arising through December 8, 2004, related to the HGTV Contract shall exceed $65,000. Nothing in the Plan or Order shall constitute a determination of what amounts, if any, are due to any person under the HGTV Contract. Any cure dispute arising under the HGTV Contract may be brought in this Court or any other forum of competent jurisdiction upon proper notice.

         53. Matters Relating to the NCTC Settlement. Notwithstanding anything to the Contrary in this Order or the Plan, this Order shall constitute an order authorizing and approving the Debtors' assumption of the Member Agreement between the National Cable Television Cooperative ("NCTC") and the Debtors, dated as of July 1, 2000 (the "NCTC Agreement"), referenced in the Objection Of

National Cable Television Cooperative To Assumption Of Executory Contracts And Unexpired Leases Pursuant To Joint Plan Of Reorganization Of RCN Corporation And Certain Of Its Subsidiaries (Docket No. 445)(the "NCTC Cure Objection"), subject to the following provisions of this paragraph relating to NCTC's cure claims and related issues. All of NCTC's rights asserted in the NCTC Cure Objection with respect to cure claims arising under the NCTC Agreement , and the Debtors' rights thereto, including, without limitation, the right to assert that they are entitled to the terms provided by the ESPN LTAP Agreement (as defined in the NCTC Cure Objection) are preserved; provided, however, that the portion of such cure claim arising on or before November 30, 2004 shall not exceed $500,000. The Debtors or NCTC may assert the rights preserved by this Order in this Court or any other forum of competent jurisdiction, upon proper notice.

         54. Matters Relating To Cash Collateral. Notwithstanding anything to the contrary contained in the Plan or this Order, the obligations under and as defined in the cash collateral order, dated June 22, 2004, as amended (the "Cash Collateral Order") for the Bank Credit Agreement and the rights, Claims, liens, priorities, and other protections provided to the Senior Secured Lenders under the Bank Credit Agreement and to JPMorgan, as administrative agent for the Senior Secured Lenders, under the Bank Credit Agreement, as well as the Debtors' rights to use cash collateral in accordance with the terms of the Cash Collateral Order, shall survive the occurrence of the Confirmation Date and continue in full force and effect until the Effective Date, subject to earlier termination in accordance with the terms of the Cash Collateral Order.

         55. Creditor's Committee. On the Effective Date, the duties of the Creditors' Committee shall terminate; provided, however, that the Creditors' Committee shall continue in existence after the Effective Date to (i) continue in the prosecution (including appeals) of any matter in which the Creditors' Committee has joined issue; (ii) review, and, if necessary, interpose and prosecute objections to Professional Claims; and
(iii) file applications for Professional Claims; and provided, further, that the Creditors' Committee shall be entitled to obtain reimbursement for the reasonable fees and expenses of its members and Professionals relating to the foregoing.

         56. Resolution of Claims. The Debtors and Reorganized Debtors are authorized to resolve disputed, contingent, and unliquidated claims pursuant to, and in accordance with, the provisions of Article VI of the Plan.

         57. Exemption from Securities Laws. The provisions of section 1145 of the Bankruptcy Code are applicable to the issuance and distribution of the New Common Stock and the New Warrants in exchange for the recipients' Claims or Interests in the Debtors. In addition, Section 4(2) of the Securities Act is applicable to the issuance and distribution of the Convertible Second-Lien Notes to the Purchas-ers. Therefore, to the extent that an "offer or sale" is deemed to have occurred, any such securities are exempt from the requirements of Section 5 of the Securities Act and any state or local registration requirements.

         58. Cancellation Of Existing Securities. Except as otherwise provided in the Plan or this Order (a) the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of a Debtor shall be cancelled and of no further force and effect and (b) the obligations of the Debtors under any agreements, indentures, or certificates of designations governing the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of a Debtor, as the case may be, shall be discharged; provided, however, that such discharge and cancellation shall not impair the rights of holders of the Existing Securities to receive distributions on account of such Existing Securities pursuant to the Plan and each indenture or other agreement that governs the rights of a holder of a Claim and that is administered by an Indenture Trustee shall continue in effect for the purposes of allowing the Indenture Trustee to make any distributions on account of such Claims pursuant to the Plan and to perform any other necessary administrative functions with respect thereto.

         59. Exemption From Stamp Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of any security, or the making, delivery, filing, or recording of any instrument of transfer under the Plan, shall not be taxed under any law imposing a recording tax, stamp tax, transfer tax, or similar tax. All filing or recording officers, wherever located and by whomever appointed, are hereby directed to accept for filing or recording, and to file or record immediately upon presentation thereof, all instruments of absolute or collateral transfer without payment of any recording tax, stamp tax, transfer tax, or similar tax or governmental assessment (other than standard filing fees) imposed by federal, state, or local law. Notice of entry of this Order in the form approved by the Court (i) shall have the effect of an order of the Court,
(ii) shall constitute sufficient notice of the entry of this Order to such filing and recording officers, and (iii) shall be a recordable instrument notwithstanding any contrary provision of applicable nonbankruptcy law. The Court specifically retains jurisdiction to enforce the foregoing direction, by contempt or otherwise.

         60. Payment Of United States Trustee Fees. All fees payable by the Debtors under 28 U.S.C. Section 1930 shall be paid on or before the Effective Date.

         61. Failure To Confirm Or Consummate Plan. In accordance with
Article XIV.N of the Plan, if consummation of the Plan does not occur, then
(a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount of any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Person, (ii) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or (iii) constitute an admission of any sort by the Debtors or any other Person.

         62. Retention Of Jurisdiction. Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the entry of this Order or the occurrence of the Effective Date, this Court shall retain exclusive jurisdiction (except with respect to the purposes described in Article XII.M of the Plan, with respect to which jurisdiction shall not be exclusive) over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction over those items and matters set forth in
Article XII of the Plan.

         63. References To Plan. Any document related to the Plan that refers to a plan of reorganization of the Debtors other than the Plan confirmed by this Order shall be, and it hereby is, deemed to be modified such that the reference to a plan of reorganization of the Debtors in such document shall mean the Plan confirmed by this Order, if appropriate.

         64. References To Plan Provisions. The failure specifically to include or reference any particular provision of the Plan in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed in its entirety.

         65. Inconsistency. In the event of an inconsistency between the Plan, on the one hand, and any other agreement, instrument, or document intended to implement the provisions of the Plan, on the other, the provisions of the Plan shall govern (unless otherwise expressly provided for in such agreement, instrument, or document). In the event of any inconsistency between the Plan or any agreement, instrument, or document intended to implement the Plan, on the one hand, and this Order, on the other, the provisions of this Order shall govern.

         66. Notice Of Entry Of Confirmation Order. In accordance with Fed.
R. Bankr. P. 2002 and 3020(c), within five business days of the date of entry of this Confirmation Order, the Reorganized Debtors (or their agents) shall give notice of the entry of this Order, in substantially the form of Exhibit B annexed hereto (the "Notice of Confirmation"), by United States first class mail postage prepaid, by hand, or by overnight courier service to all parties served with the Confirmation Hearing Notice; provided, however, that no notice or service of any kind shall be required to be mailed or made upon any person to whom the Debtors mailed a Confirmation Hearing Notice, but received such notice returned marked

"undeliverable as addressed," "moved - left no forwarding address," or "forwarding order expired," or similar reason, unless the Debtors have been informed in writing by such person, or are otherwise aware, of that person's new address. To supplement the notice described in the preceding sentence, within fifteen days of the date of this Order the Debtors shall publish the Notice of Confirmation in the Wall Street Journal. Mailing and publication of the Notice of Confirmation in the time and manner set forth in the preceding paragraph are good and sufficient under the particular circumstances and in accordance with the requirements of Fed. R. Bankr. P. 2002 and 3020(c).

         67. Authorization To Consummate. The Debtors are authorized to consummate the Plan at any time after entry of this Order subject to the satisfaction or waiver of the conditions precedent to Consummation set forth in Article X.C of the Plan.


         68. For cause shown, as set forth on the record of the Confirmation hearing, the stay of this Confirmation Order under Fed. R. Bankr. P. 3020(e) shall not apply.

Dated:  New York, New York
        December 8, 2004

                                                 /s/Robert D. Drain
                                                 ------------------------------
                                                 United States Bankruptcy Judge